EXHIBIT 24.1

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the issuance of Common Shares of Gryphon Gold Corporation pursuant to the 2006 Omnibus Incentive Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 10th day of October 2006.

/s/ Anthony (Tony) D.J. Ker Anthony (Tony) D.J. Ker	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Michael K. Longinotti Michael K. Longinotti	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Allen S. Gordon Allen S. Gordon	President, Chief Operating Officer and Director
/s/ Albert J. Matter Albert J. Matter	Chairman and Director
/s/ Donald E. Ranta Donald E. Ranta	Director
/s/ Christopher E. Herald Christopher E. Herald	Director
/s/ Rohan Hazelton Rohan Hazelton	Director
/s/ Donald W. Gentry Donald W. Gentry	Director
/s/ Richard W. Hughes Richard W. Hughes	Director